Exhibit 99.1

MEMORANDUM

To:	Directors and Executive Officers of Zale Corporation

From:	Hilary Molay, General Counsel

Date:	June 3, 2010

Re:	Trading Blackout Period for Zale Corporation Common Stock

As part of the settlement in 2008 of the ERISA stock-drop litigation then pending against the Company, we agreed to remove the Zale Common Stock Fund (the “Zale Fund”) as an investment option in the Company’s Savings and Investment Plan (the “401(k) Plan”).  As a result of the elimination of this investment option, beginning on June 22, 2010 at 3:00 p.m. Central Time employee balances in the Zale Fund automatically will be reallocated to another investment option, and trading in the Zale Fund no longer will be permitted.  We anticipate the reallocations to be completed during the week of June 27, 2010.

As a result of the Fund elimination, the Sarbanes-Oxley Act of 2002 prohibits the direct or indirect purchase, sale, or other acquisition or transfer of any of the Company’s common stock acquired in connection with service or employment as a director or executive officer of the Company. The Blackout Period commences on June 22, 2010 and ends during the week of June 27, 2010, once the sale of Company stock held in the 401(k) Plan has been completed.

If you have any questions regarding the Blackout Period or the restrictions applicable to you as a director or executive officer, please contact Rhett Butler, Manager of Investor Relations, at (972) 580-4482 or rbutler@zalecorp.com or 901 W. Walnut Hill Lane, Irving, Texas  75038.